MENTOR CAPITAL, INC.
CAPITAL AGREEMENT

This **CAPITAL AGREEMENT** (this "Agreement"), is made as of October 31, 2018 by and among **Mentor Capital, Inc.**, a Delaware corporation (the "Mentor"), and **Electrum Partners, LLC**, a Nevada limited liability company which specifically includes the Equity Holdings as of June 30, 2018 reported in Summary Total as $9,430,303 and its' products and proceeds (the "Company").

AGREEMENT

In consideration of the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Litigation. The Company is plaintiff in that certain legal action captioned as *Electrum Partners, LLC, Plaintiff, and Aurora Cannabis Inc., Defendant*, pending in the Supreme Court of British Columbia, court file number VLC-S-S-1711088 (the "Litigation").

2. Capital.

2.1 Capital. In consideration of the terms and conditions hereof, which both parties acknowledge to be fair and equitable to all parties, Mentor shall provide to the Company $100,000 (the "Capital"). In consideration for receipt of the Capital, the Company shall pay to Mentor on the Payment Date the sum of (i) $100,000, (ii) ten percent (10%) of the Recovery, and (iii) 0.083334% of the Recovery for each full month from the date hereof until the Payment Date for each full month that $833.34 is not paid to and received by Mentor from Company during that same associated calendar month. The parties acknowledge and agree that the Capital is not a loan or debt, but an investment in the amounts to be paid to Mentor hereunder.

2.2 Payment Date. The payment date shall be the earlier to occur of (i) November 1, 2021, and (ii) the final resolution of the Litigation (the "Payment Date").

2.3 Recovery. "Recovery," means, without limitation, anything of value received by way of settlement, judgment, and alternative dispute resolution award, including, stocks, options, attorneys' fees, and other professionals' fees awarded. The parties intend that recovery is to be viewed broadly to encompass anything of value given by any opposing party. The parties acknowledge that Mentor has other rights to the Recovery under that certain Recovery Purchase Agreement by and between the parties dated October 30, 2018, and agree that the rights hereunder are in addition to the rights thereunder.

2.4 Escrow. Upon receipt of each portion of the Recovery, such portion of the Recovery shall be placed in escrow with counsel then representing the Company in the Litigation ("Counsel"). Counsel shall first pay Mentor all amounts due Mentor. Next, Counsel shall pay the remainder of the Recovery to the Company. The parties agree to take all such actions and to effectuate all such transfers and/or releases as are in accordance with the terms of this Agreement.

3. Security. The Company's obligations hereunder are secured pursuant to a Security Agreement of substantially even date herewith.

4. Representations and Warranties of the Company. The Company (on behalf of itself and on behalf of each Affiliate) hereby represents and warrants to Mentor that the following representations are true and complete as of the date hereof.

4.1 Organization, Good Standing, Corporate Power and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect.

4.2 Authorization. All corporate action required to be taken by the Company's governing board, managers, officers, and partners in order to authorize the Company to enter into this Agreement, and to engage in the transactions herein has been taken or will be taken. All action on the part of the officers of the Company necessary for the execution and delivery of this Agreement, and the performance of all obligations of the Company hereunder has been taken. This Agreement constitutes valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors' rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5. Representations and Warranties of Mentor. Mentor hereby represents and warrants to the Company that:

5.1 Authorization. Mentor has full power and authority to enter into this Agreement. This Agreement constitutes valid and legally binding obligations of Mentor, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6. Miscellaneous.

6.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2 Governing Law. This Agreement shall be governed by the internal law of the State of California.

6.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, *e.g.*, www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be effective upon receipt.

6.6 Attorneys' Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

6.7 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and Mentor.

6.8 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.9 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.10 No Rules of Construction. The parties intend that no rules of construction be employed in the interpretation of this Agreement.

MENTOR CAPITAL, INC.,
a Delaware corporation

By: ______________________
Chet Billingsley, CEO

ELECTRUM PARTNERS, LLC
a Nevada limited liability company

By: ______________________
Diane Katz, President